EXHIBIT 99.1

PRESS RELEASE

Contact:
Amy Ford
Director of Investor Relations
Cabot Microelectronics Corporation
(630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2008
                  ▪  Record Quarterly Revenue of $93.4 Million
                  ▪  Strong Quarterly Profitability with Diluted EPS of $0.51
                  ▪  Meaningful Polishing Pad Contributions

AURORA, IL, January 24, 2008 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its first quarter of fiscal 2008, which ended December 31, 2007.

Total revenue during the first fiscal quarter was $93.4 million, which represents the third sequential quarterly record for the company.  Revenue was 3.3 percent higher than in the prior quarter and 14.1 percent higher than the $81.8 million in revenue reported in the same quarter last year.  The sequential revenue increase primarily reflects solid business performance, strong industry conditions during the first fiscal quarter and contributions from the company’s growing polishing pad business.  Sales of slurry for tungsten applications reached a third consecutive quarter of record revenue.  Revenue from the company’s dielectric and pad businesses also increased sequentially, while revenue from other business areas declined sequentially.

The average selling price for the company’s slurry products sold in the first fiscal quarter was slightly higher than in the prior quarter, and was 1.9 percent higher than in the same quarter last year mainly as a result of a higher-priced product mix, partially offset by lower selling prices in certain areas.

Gross profit, expressed as a percentage of revenue, was 47.9 percent this quarter, which is near the upper end of the company’s full fiscal year guidance range of 46 to 48 percent of revenue.  Comparable gross profit percentages were 49.1 percent in the prior quarter and 48.1 percent in the same quarter last year.  The sequential decrease in gross profit percentage this quarter was largely due to higher fixed manufacturing costs, including some incremental costs related to the company’s planned closure of its smallest slurry production facility, which is located in the United Kingdom, as well as higher staffing related costs in the company’s pad business as additional employees were hired to meet an increase in demand.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $28.5 million in the first quarter, which is in the middle of the company’s quarterly guidance range of $27 to $30 million.  This was $1.8 million lower than the $30.3 million reported last quarter, primarily due to lower staffing related costs.  Operating expenses this quarter were $1.4 million higher than the $27.1 million reported in the same quarter last year, driven primarily by higher professional fees and staffing related costs.  These increases were partially offset by lower depreciation expense and lower costs for clean room materials used in the company’s research and development activities.

Net income for the quarter was $12.2 million, up 20.1 percent from the $10.2 million reported last quarter and up 33.7 percent from $9.1 million in the same quarter last year.

Diluted earnings per share were $0.51 this quarter, up from $0.43 in the previous quarter and $0.38 in the first quarter of fiscal 2007.

“We are pleased with our strong financial performance this quarter, which we believe reflects the continued successful execution of our strategic initiatives, strong demand within the semiconductor industry in the quarter just ended, and contributions from our polishing pad business.  Additionally, in recognition of our strong balance sheet and cash flow, we completed our $40 million share repurchase program during the quarter, and this week, our Board of Directors authorized a new $75 million share repurchase program”, stated William Noglows, Chairman and CEO of Cabot Microelectronics.  “We are especially proud of our strong profitability this quarter.  While demand for our CMP products was strong in our first fiscal quarter, given general concerns regarding the U.S. economy as well as the semiconductor industry, there is some uncertainty over what to expect in our business in future quarters.  However, we believe we are well positioned to operate successfully over a range of potential industry and economic environments, and believe that we have a solid track-record in this regard.”

Mr. Noglows added, “With recorded commercial pad sales to eleven customers, we achieved our first quarter of meaningful revenue in our polishing pad business.  Our innovative D100 polishing pad technology, solid operations, and customer relationships have all contributed to this success.  I am excited about the many opportunities for continued growth in this business area, given the broad applicability and strength of our product offering.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 322-2803.  Callers outside the U.S. can dial (617) 614-4925.  The conference code for the call is 12542390.  A replay will be available through February 21, 2008 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 750 employees on a global basis.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2007	2007	2006

Revenue	$93,378	$90,379	$81,816

Cost of goods sold	48,605	45,983	42,501

Gross profit	44,773	44,396	39,315

Operating expenses:

Research, development & technical	11,421	12,209	12,247

Selling & marketing	6,284	6,518	5,476

General & administrative	10,839	11,584	9,425

Total operating expenses	28,544	30,311	27,148

Operating income	16,229	14,085	12,167

Other income, net	1,635	1,320	1,174

Income before income taxes	17,864	15,405	13,341

Provision for income taxes	5,665	5,246	4,216

Net income	$12,199	$10,159	$9,125

Basic earnings per share	$0.51	$0.43	$0.38

Weighted average basic shares outstanding	23,716	23,783	23,839

Diluted earnings per share	$0.51	$0.43	$0.38

Weighted average diluted shares outstanding	23,768	23,847	23,841

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2007	2007
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$209,427	$212,472
Accounts receivable, net	50,064	52,302
Inventories, net	41,287	37,266
Other current assets	9,210	8,714
Total current assets	309,988	310,754

Property, plant and equipment, net	121,754	118,454
Other long-term assets	27,061	25,921
Total assets	$458,803	$455,129

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,615	$15,859
Capital lease obligations	1,078	1,066
Accrued expenses, income taxes payable and other current liabilities	19,819	19,638
Total current liabilities	36,512	36,563

Capital lease obligations	3,336	3,608
Other long-term liabilities	2,352	1,754
Total liabilities	42,200	41,925

Stockholders' equity	416,603	413,204
Total liabilities and stockholders' equity	$458,803	$455,129